As filed with the Securities and Exchange Commission on September 29, 2006.
Registration No. 333-133474

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 7
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIGHT SCIENCES ONCOLOGY, INC.
(Exact name of registrant as specified in its charter)

Washington	2834	20-2306690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
34931 S.E. Douglas Street
Suite 250
Snoqualmie, WA 98065
(425) 369-2760
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Llew Keltner, M.D., Ph.D.
Chief Executive Officer
Light Sciences Oncology, Inc.
34931 S.E. Douglas Street
Suite 250
Snoqualmie, WA 98065
(425) 369-2760
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David McShea, Esq.	Eric S. Haueter, Esq.
Patrick J. Devine, Esq.	Prashant Gupta, Esq.
Perkins Coie llp	Sidley Austin llp
1201 Third Avenue, Suite 4800	555 California Street
Seattle, Washington 98101	San Francisco, California 94104
(206) 359-8000	(415) 772-1200
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐ _______
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐ _______

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
      This Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-133474) is being filed solely for the purpose of filing Exhibit 1.1 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq Global Market listing fee.

Securities and Exchange Commission registration fee	$10,337
NASD filing fee	10,160
Nasdaq Global Market listing fee	100,000
Blue Sky fees and expenses	10,000
Printing and engraving expenses	65,000
Legal fees and expenses	900,000
Accounting fees and expenses	400,000
Directors’ and officers’ insurance	400,000
Transfer Agent and Registrar fees	15,000
Miscellaneous expenses	89,503

Total	$2,000,000

Item 14.	Indemnification of Directors and Officers
      Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the WBCA) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article 9 of the registrant’s Articles of Incorporation (Exhibit 3.2 hereto) provides for indemnification of the registrant’s directors to the maximum extent permitted by Washington law as it may be amended. In addition, Section 10 of the registrant’s Bylaws (Exhibit 3.4 hereto) provides for indemnification of any individual who is made a party to a proceeding because of that individual’s position as a director or officer or, in certain circumstances, an employee of the registrant.
      Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 8 of the registrant’s Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy that the registrant maintains.
      The registrant has entered into indemnification agreements with its officers and directors under which the registrant will indemnify its officers and directors to the full extent permitted by law for any loss that they are legally obligated to pay, subject to a few exceptions, in connection with any proceeding in which they are involved, including threatened, pending or completed claims, actions, suits and proceedings of a civil, criminal, administrative or investigative nature, (a) because they are, or were, or agreed to become, a director or officer of the registrant, (b) because of any actual or alleged error or misstatement made by the director or officer, (c) because of any action or inaction of the director or officer while acting as a director or officer of the registrant, or (d) because of the director or officer serving at the registrant’s request as a director, trustee, officer, employee or agent of the registrant or of another entity or enterprise. The indemnification agreements further provide that in the event of any change in any applicable law, statute or rule regarding the right of a Washington corporation to indemnify a director or officer, such changes, to the extent that they would expand the director’s or officer’s indemnification rights, will be within the scope of the registrant’s indemnification obligations under the indemnification agreements, and, to the extent that they would narrow the director’s or officer’s indemnification rights, will not affect or limit the scope of the registrant’s indemnification obligations under the indemnification agreements unless applicable laws, statutes or rules require that those changes apply to the indemnification agreements.
      Section 17.3 of the registrant’s 2005 Equity Incentive Plan provides that it will indemnify each person who is or has been a director of the registrant, or a member of a committee appointed by the board of directors of the registrant or an officer of the registrant to whom authority is or has been delegated under the 2005 Equity Incentive Plan from any loss such person incurs in any claim, action, suit or proceeding in which such person is involved because of any action taken or failure to act by the registrant’s board of directors, or compensation committee or such person under the 2005 Equity Incentive Plan.
      The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and certain of its executive officers and directors for certain liabilities.

Item 15.	Recent Sales of Unregistered Securities
      Since December 8, 2004, the registrant has issued and sold unregistered securities as follows:

1. From January 13, 2005 to September 23, 2005, the registrant executed convertible promissory notes payable to Craig M. Watjen, an accredited investor, in the principal amount of $6,250,000. On October 6, 2005, these notes automatically converted into 1,274,989 shares of the registrant’s Series A convertible preferred stock in connection with the registrant’s Series A convertible preferred stock financing.

2. In September and December 2005, the registrant issued 4,870,581 shares of common stock to Light Sciences Corporation as the initial subscription for the registrant’s shares in connection with the registrant’s incorporation. These shares were issued in return for $63.9 million in funding provided by Light Sciences Corporation to the registrant since its inception and for assets transferred and licenses granted by Light Sciences Corporation to the registrant pursuant to an asset transfer agreement between Light Sciences Corporation and the registrant, dated October 5, 2005.

3. From October 6, 2005 to December 12, 2005, the registrant issued and sold a total of 12,155,000 shares of Series A convertible preferred stock (excluding shares issued upon conversion of convertible promissory notes described in paragraph 1 above) for a purchase price of $5.00 per share to individual and institutional investors, all of whom represented that they were accredited investors, including, among others, Essex Woodlands Health Ventures Fund VI, L.P., Craig M. Watjen, Adams Street Partners V, L.P., Scandinavian Life Science Venture Two KB, and Novo A/S. Larkspur Capital Corporation served as placement agent for this offering.

4. Between October 20, 2005 and September 6, 2006, the registrant granted stock options to purchase 1,593,694 shares of common stock at a weighted average exercise price of $2.71 per share to officers, directors and employees pursuant to the 2005 Equity Incentive Plan. Of these options, as of September 6, 2006, 98,934 have been canceled without being exercised, none had been exercised, and 1,494,760 remained outstanding.

5. In October and December 2005, in connection with the registrant’s Series A convertible preferred stock financing, the registrant issued warrants to purchase an aggregate of 208,186 shares of common stock to various individuals associated with Larkspur Capital Corporation, each of whom represented that they were accredited investors. The warrants have a ten-year term and an exercise price of $10.00 per share. As of August 31, 2006, none of these warrants had been exercised.

      The stock options and the common stock issuable upon the exercise of stock options as described in this Item 15 were issued pursuant to written compensatory benefit plans or arrangements with our employees, officers, directors and advisors, in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.
      All other issuances described above were exempt from registration pursuant to Section 4(2) of the Securities Act. No underwriters were used in connection with any of the sales and issuances listed above, and no general solicitation was made by either the company or any person acting on its behalf. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof. Each of the securities purchased are subject to transfer restrictions and appropriate legends were affixed to the share certificates and instruments issued in such transactions stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 16.	Exhibits and Financial Statement Schedules
      (a) Exhibits

Exhibit
No.		Description

1.1		Form of Underwriting Agreement.
3	.1+	Amended and Restated Articles of Incorporation of the registrant, including the amendments dated December 8, 2005 and September 8, 2006.
3	.2+	Form of Amended and Restated Articles of Incorporation of the registrant.
3	.3+	Bylaws of the registrant.
3	.4+	Form of Amended and Restated Bylaws of the registrant.
4	.1+	Specimen Common Stock Certificate.
4	.2+	Form of Warrant to Purchase Common Stock.
5	.1+	Opinion of Perkins Coie llp.
10	.1†+	2005 Equity Incentive Plan.
10	.2†+	Stock Option Grant Program for Nonemployee Directors.
10	.3†+	Management Incentive Plan.
10	.4†+	Form of Indemnification Agreement between the registrant and its directors and officers.
10	.5†+	Offer Letter between the registrant and Llew Keltner, dated October 7, 2005.
10	.6†+	Offer Letter between the registrant and M. Jay Winship, dated September 21, 2005.
10	.7†+	Offer Letter between the registrant and Robert M. Littauer, dated November 11, 2005.
10	.8†+	Offer Letter between the registrant and Sy-Shi Wang, dated September 21, 2005.
10	.9†+	Offer Letter between the registrant and Erik Hagstrom, dated September 21, 2005.
10	.10+	Sublease Agreement between the registrant and Light Sciences Corporation, dated October 6, 2005.
10	.11‡+	Exclusive License Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005, including Amendment No. 1, dated June 23, 2006.
10	.12‡+	Sublicense Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005.
10	.13+	Asset Transfer Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005.
10	.14+	Clinical Supply Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005.
10	.15+	Investors Rights Agreement between the registrant, Light Sciences Corporation and holders of the registrant’s Series A convertible preferred stock, dated October 6, 2005, including the amendment dated September 11, 2006.
10	.16+	Research and Manufacturing Agreement between the registrant and Johnson Matthey Pharmaceutical Materials, Inc., dated May 7, 2004.

Exhibit
No.		Description

10	.17+	Interim Research and Development Services Agreement between the registrant and Light Sciences Corporation, dated January 1, 2005.
10	.18‡+	License and Supply Agreement among Nippon Petrochemicals Co., Ltd., Meiji Seika Kaisha, Ltd. and Light Sciences Corporation, dated April 28, 2000.
10	.19+	Series A Preferred Stock Purchase Agreement between the registrant, Light Sciences Corporation and holders of the registrant’s Series A convertible preferred stock, dated October 6, 2005, including Amendment No. 1, dated December 8, 2005.
10	.20+	Second Amended and Restated Voting Agreement between the registrant, holders of the registrant’s common stock and holders of the registrant’s Series A convertible preferred stock, dated December 12, 2005.
10	.21+	Right of First Refusal and Co-Sale Agreement between the registrant, Light Sciences Corporation and holders of the registrant’s Series A convertible preferred stock, dated October 6, 2005.
10	.22+	Joinder Agreement between the registrant, Light Sciences Corporation, Craig Watjen, James Chen and holders of the registrant’s Series A convertible preferred stock, dated December 8, 2005.
10	.23+	Second Joinder Agreement between the registrant, Light Sciences Corporation, Craig Watjen, James Chen and holders of the registrant’s Series A convertible preferred stock, dated December 12, 2005.
10	.24+	Form of Lock-Up Agreement.
10	.25+	Master Services Agreement between the registrant and Ergomed Clinical Research, Ltd., dated February 27, 2004.
10	.26+	Securities Purchase Agreement between the registrant and Craig M. Watjen, dated January 1, 2005, including a form of convertible note and a schedule of convertible notes.
10	.27‡+	Component Development and Deliverables Services Agreement between the registrant and Avago Technologies General IP (Singapore) Pte. Ltd., dated December 27, 2001.
10	.28‡+	Individual Project Agreement No. 3 between the registrant and Ergomed Clinical Research, Ltd., dated March 8, 2006.
10	.29+	Stock Option Administration Agreement between the registrant and Light Sciences Corporation, dated June 23, 2006.
10	.30‡+	Supply Agreement between the registrant and Frontier Scientific, Inc., dated June 30, 2006.
23	.1+	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23	.2+	Consent of Perkins Coie llp (contained in the opinion filed as Exhibit 5.1).
23	.3+	Consent of Meiji Seika Kaisha, Ltd.
24	.1+	Power of Attorney (contained on signature page).

*	To be filed by amendment.

+	Previously filed.

†	Management Contract or Compensating Plan or Arrangement.

‡	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.
      (b) Financial Statement Schedules
      All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

Item 17.	Undertakings
      Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 7 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snoqualmie, State of Washington, on the 29th day of September, 2006.

LIGHT SCIENCES ONCOLOGY, INC.

/s/ LLEW KELTNER

By: Llew Keltner M.D., Ph.D.
Its President, Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to registration statement has been signed by the following persons in the capacities indicated below on the 29th day of September, 2006.

Signature	Title

/s/ DR. LLEW KELTNER Dr. Llew Keltner	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ ROBERT M. LITTAUER Robert M. Littauer	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JEFF HIMAWAN* Dr. Jeff Himawan	Chairman of the Board

/s/ MARTIN OLIN ANDERSEN* Martin Olin Andersen	Director

/s/ ULRIK SPORK* Ulrik Spork	Director

/s/ CRAIG S. TAYLOR* Dr. Craig S. Taylor	Director

/s/ CRAIG M. WATJEN* Craig M. Watjen	Director

/s/ RICHARD K. WHITNEY* Richard K. Whitney	Director

*By:	/s/ ROBERT M. LITTAUER
____________________________________________________________
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

1.1		Form of Underwriting Agreement.
3	.1+	Amended and Restated Articles of Incorporation of the registrant, including the amendments dated December 8, 2005 and September 8, 2006.
3	.2+	Form of Amended and Restated Articles of Incorporation of the registrant.
3	.3+	Bylaws of the registrant.
3	.4+	Form of Amended and Restated Bylaws of the registrant.
4	.1+	Specimen Common Stock Certificate.
4	.2+	Form of Warrant to Purchase Common Stock.
5	.1+	Opinion of Perkins Coie llp.
10	.1†+	2005 Equity Incentive Plan.
10	.2†+	Stock Option Grant Program for Nonemployee Directors.
10	.3†+	Management Incentive Plan.
10	.4†+	Form of Indemnification Agreement between the registrant and its directors and officers.
10	.5†+	Offer Letter between the registrant and Llew Keltner, dated October 7, 2005.
10	.6†+	Offer Letter between the registrant and M. Jay Winship, dated September 21, 2005.
10	.7†+	Offer Letter between the registrant and Robert M. Littauer, dated November 11, 2005.
10	.8†+	Offer Letter between the registrant and Sy-Shi Wang, dated September 21, 2005.
10	.9†+	Offer Letter between the registrant and Erik Hagstrom, dated September 21, 2005.
10	.10+	Sublease Agreement between the registrant and Light Sciences Corporation, dated October 6, 2005.
10	.11‡+	Exclusive License Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005, including Amendment No. 1, dated June 23, 2006.
10	.12‡+	Sublicense Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005.
10	.13+	Asset Transfer Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005.
10	.14+	Clinical Supply Agreement between the registrant and Light Sciences Corporation, dated October 5, 2005.
10	.15+	Investors Rights Agreement between the registrant, Light Sciences Corporation and holders of the registrant’s Series A convertible preferred stock, dated October 6, 2005, including the amendment dated September 11, 2006.
10	.16+	Research and Manufacturing Agreement between the registrant and Johnson Matthey Pharmaceutical Materials, Inc., dated May 7, 2004.
10	.17+	Interim Research and Development Services Agreement between the registrant and Light Sciences Corporation, dated January 1, 2005.
10	.18‡+	License and Supply Agreement among Nippon Petrochemicals Co., Ltd., Meiji Seika Kaisha, Ltd. and Light Sciences Corporation, dated April 28, 2000.
10	.19+	Series A Preferred Stock Purchase Agreement between the registrant, Light Sciences Corporation and holders of the registrant’s Series A convertible preferred stock, dated October 6, 2005, including Amendment No. 1, dated December 8, 2005.
10	.20+	Second Amended and Restated Voting Agreement between the registrant, holders of the registrant’s common stock and holders of the registrant’s Series A convertible preferred stock, dated December 12, 2005.
10	.21+	Right of First Refusal and Co-Sale Agreement between the registrant, Light Sciences Corporation and holders of the registrant’s Series A convertible preferred stock, dated October 6, 2005.
10	.22+	Joinder Agreement between the registrant, Light Sciences Corporation, Craig Watjen, James Chen and holders of the registrant’s Series A convertible preferred stock, dated December 8, 2005.

Exhibit
No.		Description

10	.23+	Second Joinder Agreement between the registrant, Light Sciences Corporation, Craig Watjen, James Chen and holders of the registrant’s Series A convertible preferred stock, dated December 12, 2005.
10	.24+	Form of Lock-Up Agreement.
10	.25+	Master Services Agreement between the registrant and Ergomed Clinical Research, Ltd., dated February 27, 2004.
10	.26+	Securities Purchase Agreement between the registrant and Craig M. Watjen, dated January 1, 2005, including a form of convertible note and a schedule of convertible notes.
10	.27‡+	Component Development and Deliverables Services Agreement between the registrant and Avago Technologies General IP (Singapore) Pte. Ltd., dated December 27, 2001.
10	.28‡+	Individual Project Agreement No. 3 between the registrant and Ergomed Clinical Research, Ltd., dated March 8, 2006.
10	.29+	Stock Option Administration Agreement between the registrant and Light Sciences Corporation, dated June 23, 2006.
10	.30‡+	Supply Agreement between the registrant and Frontier Scientific, Inc., dated June 30, 2006.
23	.1+	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23	.2+	Consent of Perkins Coie llp (contained in the opinion filed as Exhibit 5.1).
23	.3+	Consent of Meiji Seika Kaisha, Ltd.
24	.1+	Power of Attorney (contained on signature page).

*	To be filed by amendment.

+	Previously filed.

†	Management Contract or Compensating Plan or Arrangement.

‡	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.